Exhibit 99.1

News

FOR IMMEDIATE RELEASE	Contact: Cathy Maloney
VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES SECOND QUARTER RESULTS

Updates 2009 Guidance

NATICK, MA — August 19, 2009 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income for the second quarter ended August 1, 2009 of $35.1 million, or $0.64 per diluted share. For the second quarter of 2008, the Company reported net income of $36.5 million, or $0.61 per diluted share. Results for the second quarter of 2008 included income of $2.0 million post-tax, or $0.03 per diluted share, related to favorable state income tax audit settlements.

For the first half of 2009, net income was $59.4 million, or $1.09 per diluted share. For the first half of 2008, net income was $53.7 million, or $0.90 per diluted share. Results for the first half of 2008 included post-tax income of $2.0 million, or $0.03 per diluted share, related to favorable state income tax audit settlements.

Total sales for the second quarter ended August 1, 2009, decreased by 5.2% to $2.5 billion, and comparable club sales decreased by 7.7%, including a negative impact from sales of gasoline of 10.6%. Excluding the impact of gasoline, merchandise comparable club sales for the second quarter of 2009 increased by 2.9%. For the second quarter of 2008, the Company reported a comparable club sales increase of 15.5%, including a contribution from sales of gasoline of 8.1%. Excluding the impact of gasoline, merchandise comparable club sales for the second quarter of 2008 increased by 7.4%.

Company Updates Guidance for the Full Year

The Company today also updated sales and earnings guidance. For the year ending January 30, 2010, the Company now expects to report an increase in net sales of 0.5% to 1.5% and a decrease in comparable club sales of 1% to 3%, including a negative impact from gasoline sales of 6% to 8%. Merchandise comparable club sales excluding gasoline are expected to increase 4% to 6%. Previous sales guidance, provided during the Company’s first quarter conference call on May 20, 2009, was for an increase in net sales of 0.6% to 2.6%, and a decrease in comparable club sales of 2.5% to 0.5%, including a negative impact from gasoline sales of 6.5% to 8.5%. Merchandise comparable club sales excluding gasoline were expected to increase 5% to 7%.

For the full year ending January 30, 2010, the Company now expects to report net income in the range of $134 to $140 million, and diluted earnings per share in the range of $2.46 to $2.56. Previous guidance, also provided during the Company’s first quarter conference call on May 20, 2009, was for net income in the range of $132.7 million to $138.2 million, and diluted earnings per share in the range of $2.44 to $2.54.

Conference Call Information for Second Quarter Financial Results

As previously announced, at 8:30 a.m. Eastern Time today, BJ’s management plans to hold a conference call to review second quarter results and to discuss its outlook for the remainder of 2009. To access the webcast, visit http://www.bjsinvestor.com/events.cfm to hear the call live, or to listen to an archive of the call, which will be available for approximately 90 days.

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. The Company currently operates 184 BJ’s Wholesale Clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 31, 2009. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

– See Attached Financial Tables –

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Net sales	$2,507,010	$2,644,380	$4,765,608	$4,897,508
Membership fees	45,255	44,348	89,642	88,362
Other revenues	13,869	13,952	24,855	24,566

Total revenues	2,566,134	2,702,680	4,880,105	5,010,436

Cost of sales, including buying and occupancy costs	2,287,388	2,443,218	4,353,405	4,533,391
Selling, general and administrative expenses	215,675	201,401	420,807	389,323
Preopening expenses	3,793	129	5,362	661

Operating income	59,278	57,932	100,531	87,061
Interest income (expense), net	(116)	484	(251)	605

Income from continuing operations before income taxes	59,162	58,416	100,280	87,666
Provision for income taxes	23,991	21,769	40,685	33,674

Income from continuing operations	35,171	36,647	59,595	53,992
Loss from discontinued operations, net of income taxes	(106)	(156)	(194)	(312)

Net income	$35,065	$36,491	$59,401	$53,680

Basic earnings per common share:
Income from continuing operations	$0.66	$0.62	$1.11	$0.92
Loss from discontinued operations	(0.01)	—	—	(0.01)

Net income	$0.65	$0.62	$1.11	$0.91

Diluted earnings per common share:
Income from continuing operations	$0.64	$0.61	$1.09	$0.90
Loss from discontinued operations	—	—	—	—

Net income	$0.64	$0.61	$1.09	$0.90

Number of common shares for earnings per share computations:
Basic	53,608,984	58,818,828	53,590,792	58,769,313
Diluted	54,577,519	59,809,560	54,551,503	59,750,522

BJ’s clubs in operation - end of period	183	178

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	August 1, 2009	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$37,006	$116,450
Accounts receivable	115,607	115,719
Merchandise inventories	889,828	833,488
Current deferred income taxes	13,192	28,254
Prepaid expenses	28,018	27,105

Total current assets	1,083,651	1,121,016
Property, net of depreciation	927,374	868,189
Deferred income taxes	6,404	3,495
Other assets	23,685	22,741

TOTAL ASSETS	$2,041,114	$2,015,441

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$587	$547
Accounts payable	626,865	608,855
Closed store lease obligations	1,748	1,948
Accrued expenses and other current liabilities	287,012	295,022

Total current liabilities	916,212	906,372
Long-term debt, less portion due within one year	849	1,436
Noncurrent closed store lease obligations	8,852	9,655
Other noncurrent liabilities	108,336	112,436
Stockholders’ equity	1,006,865	985,542

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,041,114	$2,015,441

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Twenty-Six Weeks Ended
	August 1, 2009	August 2, 2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$59,401	$53,680
Provision for club closing costs	135	146
Depreciation and amortization	54,541	53,047
Share-based compensation expense	10,583	9,511
Deferred income taxes	2,373	(1,088)
Decrease in merchandise inventories, net of accounts payable	7,447	38,930
Decrease in closed store lease obligations	(815)	(844)
Other	1,802	(21,988)

Net cash provided by operating activities	135,467	131,394

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(87,486)	(49,060)
Property disposals	—	124
Purchase of marketable securities	(436)	(245)
Sale of marketable securities	31	349

Net cash used in investing activities	(87,891)	(48,832)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	988	3,068
Borrowing of short-term debt	—	—
Purchase of treasury stock	(70,391)	(87,307)
Proceeds from issuance of common stock	7,955	21,074
Dividends paid	—	—
Repayment of long-term debt	(279)	(261)

Net cash used in financing activities	(61,727)	(63,426)

Net increase (decrease) in cash and cash equivalents	$(14,151)	$19,136

NOTE TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

1.	In last year’s second quarter, the Company recorded post-tax income of $2.0 million, or $.03 per diluted share, as a result of favorable state income tax audit settlements.